Exhibit 4.4

SHARE RIGHTS AGREEMENT

This Share Rights Agreement (this “Agreement”) is made on [ ] [ ], 2026 between Essential Minerals Acquisition Corp, a Cayman Islands exempted company incorporated with limited liability (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as rights agent (in such capacity, the “Share Rights Agent”).

WHEREAS, the Company has entered into an agreement with Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (“Representative”), as representative of the several underwriters, for the Company’s initial public offering (“Public Offering”) pursuant to which the underwriters will purchase up to an aggregate of 17,250,000 units (including up to 2,250,000 additional units depending on the extent to which the underwriters’ over-allotment option is exercised), each unit (“Unit”) comprised of one Class A ordinary share of the Company, $0.0001 par value (the “Ordinary Shares”), and one right to receive one-tenth (1/10) of one Ordinary Share (a “Public Share Right”) upon the happening of the triggering event described herein, and in connection therewith, will issue and deliver up to an aggregate of 17,250,000 Public Share Rights upon consummation of such Public Offering, 2,250,000 of which are attributable to the over-allotment option;

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1, File No. 333-[ ], as amended (“Registration Statement”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”) of, among other securities, the Units, Public Share Rights and the Ordinary Shares issuable to the holders of the Units and Public Share Rights;

WHEREAS, the Company has entered into an agreement with Essential Minerals Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), to purchase an aggregate of 362,500 private placement units (or 385,000 private placement units if the underwriters’ over-allotment option is exercised in full) in a private placement transaction to occur simultaneously with the consummation of the Public Offering at a purchase price of $10.00 per private placement unit, with each Unit comprised of one Ordinary Share and one Share Right (the “Private Share Rights”) to receive one-tenth (1/10) of one Ordinary Share upon the happening of the triggering event described herein;

WHEREAS, the Company has entered into an agreement with the Representative to purchase an aggregate of 150,000 private placement units (or 172,500 if the underwriters’ over-allotment option is exercised in full) in a private placement transaction to occur simultaneously with the consummation of the Public Offering at a purchase price of $10.00 per private placement unit, with each Unit comprised of one Ordinary Share and one Private Share Right to receive one-tenth (1/10) of one Ordinary Share upon the happening of the triggering event described herein;

WHEREAS, up to $1,500,000 of working capital loans, as described in the Registration Statement, may be converted into up to 150,000 private placement-equivalent units at a price of $10.00 per unit, with each Unit comprised of one Ordinary Share and one Share Right (the “Working Capital Share Rights,” together with the Private Share Rights and the Public Share Rights, the “Share Rights”);

WHEREAS, the Company desires the Share Rights Agent to act on behalf of the Company, and the Share Rights Agent is willing to so act, in connection with the issuance, registration, transfer and exchange of the Share Rights;

WHEREAS, the Company desires to provide for the form and provisions of the Share Rights, the terms upon which they shall be issued, and the respective rights, limitation of rights and immunities of the Company, the Share Rights Agent and the holders of the Share Rights; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Share Rights, when executed on behalf of the Company and countersigned by or on behalf of the Share Rights Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Share Rights Agent. The Company hereby appoints the Share Rights Agent to act as agent for the Company for the Share Rights, and the Share Rights Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Share Rights.

2.1. Form of Share Right. Each Share Right shall be issued in registered or book-entry form, as requested by the Company or the holder of a Share Right. Any Share Rights issued in registered form shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of the Chairman of the Board, the Chief Executive Officer, President, Chief Operating Officer, Executive Vice President, Chief Financial Officer or Secretary. In the event the person whose facsimile signature has been placed upon any Share Right shall have ceased to serve in the capacity in which such person signed the Share Right before such Share Right is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2. Effect of Countersignature. Except with respect to uncertificated Share Rights as described in Section 2.1, unless and until countersigned by the Share Rights Agent pursuant to this Agreement, a registered Share Right shall be invalid and of no effect and may not be exchanged for Ordinary Shares.

2.3. Registration.

2.3.1. Share Right Register. The Share Rights Agent shall maintain books (“Right Register”) for the registration of original issuance and the registration of transfer of the Share Rights. Upon the initial issuance of the Share Rights, the Share Rights Agent shall issue and register the Share Rights in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Share Rights Agent by the Company.

2.3.2. Registered Holder. Prior to due presentment for registration of transfer of any Share Right, the Company and the Share Rights Agent may deem and treat the person in whose name such Share Right shall be registered upon the Share Right Register (“Registered Holder”) as the absolute owner of such Share Right and of each Share Right represented thereby (notwithstanding any notation of ownership or other writing on the Share Right Certificate made by anyone other than the Company or the Share Rights Agent), for the purpose of the exchange thereof, and for all other purposes, and neither the Company nor the Share Rights Agent shall be affected by any notice to the contrary.

2.4. Detachability of Share Rights. The securities comprising the Units, including the Share Rights, will not be separately transferable until the fifty second (52nd) day after the date of the prospectus included in the Registration Statement (or, if such date is not a business day, the following business day) unless the Representative informs the Company of its decision to allow earlier separate trading, but in no event will separate trading of the securities comprising the Units begin until (i) the Company files a Current Report on Form 8-K which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Public Offering including the proceeds received by the Company from the exercise of the over-allotment option, if the over-allotment option is exercised on the date hereof, and (ii) the Company issues a press release and files a Current Report on Form 8-K announcing when such separate trading shall begin.

3. Terms and Exchange of Share Rights.

3.1. Share Rights. Each Share Right shall entitle the holder thereof to receive one-tenth (1/10) of one Ordinary Share upon the happening of the Exchange Event (described below). Subject to Section 3.3.1 and Section 3.3.4 below with respect to the Registered Holders of Share Rights, in the event that the Company is not the surviving entity immediately following the Exchange Event, holders of Share Rights shall be entitled to automatically receive the kind and amount of securities or properties of the surviving entity as the holders of each one-tenth (1/10) of one Ordinary Share is entitled to receive in the Exchange Event. No additional consideration shall be paid by a holder of Share Rights in order to receive his, her or its Ordinary Shares upon the Exchange Event as the purchase price for such Ordinary Shares has been included in the purchase price for the Units. In no event will the Company be required to net cash settle the Share Rights or issue fractional Ordinary Shares.

3.2. Exchange Event. The exchange event (the “Exchange Event”) shall be the Company’s consummation of an initial Business Combination (as defined in the Company’s Memorandum and Articles of Association (as may be amended, restated or amended and restated, the “Articles”)).

3.3. Exchange of Share Rights.

3.3.1. Issuance of Certificates. As soon as practicable upon the occurrence of the Exchange Event, the Company shall direct Registered Holders of the Share Rights to return their Share Rights Certificates (physically or electronically) to the Share Rights Agent, subject to dissenter rights to the extent provided by applicable law, if any, in the event that the Company is not the surviving entity in a business combination. Upon receipt of a valid Share Rights Certificate, the Company shall issue to the holder of such Share Right(s) the number of whole Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it and issue to such holder a book-entry position for such Ordinary Shares; provided that in the event that the Company is not the surviving entity following the Exchange Event, the Company shall notify the registered holders of Share Rights at least two business days prior to the occurrence of the Exchange Event and the registered holders of Share Rights shall have the right to receive the kind and amount of securities or properties of the surviving entity pursuant to Section 3.3.4 of this Agreement provided that they affirmatively elect to such conversion, unless such requirement is otherwise waived by the Company. Notwithstanding the foregoing, or any provision contained in this Agreement to the contrary, in no event will the Company be required to net cash settle the Share Rights. The Company shall not issue fractional Ordinary Shares upon exchange of Share Rights. At the time of the Exchange Event, the Company will instruct the Share Rights Agent to round down to the nearest whole Ordinary Share or otherwise inform it how fractional shares will be addressed in accordance with Cayman Islands law and the Articles.

3.3.2. Valid Issuance. All Ordinary Shares issued upon an Exchange Event in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.3. Date of Issuance. Each person in whose name any book-entry position for Ordinary Shares is issued shall for all purposes be deemed to have become the holder of record of such shares on the date of the Exchange Event, irrespective of the date of delivery of such book-entry position.

3.3.4. Company Not Surviving Following Exchange Event. If the Exchange Event results in the Company not being the surviving entity, the definitive agreement will provide for the holders of Share Rights to receive the same kind and amount of securities or properties of the surviving entity as the holders of the Ordinary Shares will receive in the Exchange Event, for the number of Ordinary Shares such holder is entitled to pursuant to Section 3.3.1 above.

3.4. Duration of Share Rights. If the Exchange Event does not occur within the time period as described in the Articles, and such Business Combination has not yet been consummated within the applicable time period, the Share Rights shall expire and shall be worthless.

4. Transfer and Exchange of Share Rights.

4.1. Registration of Transfer. The Share Rights Agent shall register the transfer, from time to time, of any outstanding Share Right upon the Share Right Register, in the case of certificated Share Rights, upon surrender of such Share Right for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Share Right representing an equal aggregate number of Share Rights shall be issued and the old Share Right shall be cancelled by the Share Rights Agent. The Share Rights so cancelled shall be delivered by the Share Rights Agent to the Company from time to time upon request.

4.2. Procedure for Surrender of Share Rights. Certificated Share Rights may be surrendered to the Share Rights Agent, together with a written request for exchange or transfer, and thereupon the Share Rights Agent shall issue in exchange therefor one or more new certificated Share Rights as requested by the Registered Holder of the Share Rights so surrendered, representing an equal aggregate number of Share Rights; provided, however, that in the event that a Share Right surrendered for transfer bears a restrictive legend, the Share Rights Agent shall not cancel such Share Right and issue new Share Rights in exchange therefor until the Share Rights Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Share Rights must also bear a restrictive legend.

4.3. Fractional Share Rights. The Share Rights Agent will not issue fractional shares in connection with an exchange or transfer of Share Rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with Cayman Islands law and the Articles. As a result, a holder must hold Share Rights in multiples of 10 in order to receive shares for all of their Share Rights upon an Exchange Event.

4.4. Service Charges. No service charge shall be made for any exchange or registration of transfer of Share Rights.

4.5. Adjustments to Conversion Ratios. The number of Ordinary Shares that the holders of Share Rights are entitled to receive as a result of the occurrence of an Exchange Event shall be equitably adjusted to reflect appropriately the effect of any share subdivision, share consolidation, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Ordinary Shares occurring on or after the date hereof and prior to the Exchange Event.

4.6. Share Right Execution and Countersignature. The Share Rights Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Share Rights required to be issued pursuant to the provisions of this Section 4, and the Company, whenever required by the Share Rights Agent, will supply the Share Rights Agent with Share Rights duly executed on behalf of the Company for such purpose.

5. Other Provisions Relating to Share Rights of Holders of Share Rights.

5.1. No Share Rights as Shareholder. Until exchange of a Share Right for Ordinary Shares as provided for herein, a Share Right does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

5.2. Lost, Stolen, Mutilated or Destroyed Share Rights. If any Share Right is lost, stolen, mutilated or destroyed, the Company and the Share Rights Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Share Right, include the surrender thereof), issue a new Share Right of like denomination, tenor, and date as the Share Right so lost, stolen, mutilated or destroyed. Any such new Share Right shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Share Right shall be at any time enforceable by anyone.

5.3. Reservation of Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that will be sufficient to permit the exchange of all outstanding Share Rights issued pursuant to this Agreement.

6. Concerning the Share Rights Agent and Other Matters.

6.1. Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Share Rights Agent in respect of the issuance or delivery of Ordinary Shares upon the exchange of Share Rights, but the Company shall not be obligated to pay any transfer taxes in respect of the Share Rights or such shares.

6.2. Resignation, Consolidation or Merger of Share Rights Agent.

6.2.1. Appointment of Successor Share Rights Agent. The Share Rights Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Share Rights Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Share Rights Agent in place of the Share Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Share Rights Agent or by the holder of the Share Right (who shall, with such notice, submit his, her or its Share Right for inspection by the Company), then the holder of any Share Right may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Share Rights Agent at the Company’s cost. Any successor Share Rights Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Share Rights Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Share Rights Agent with like effect as if originally named as Share Rights Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Share Rights Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Share Rights Agent all the authority, powers, and Share Rights of such predecessor Share Rights Agent hereunder; and upon request of any successor Share Rights Agent the Company shall make, execute, acknowledge and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Share Rights Agent all such authority, powers, rights, immunities, duties and obligations.

6.2.2. Notice of Successor Share Rights Agent. In the event a successor Share Rights Agent shall be appointed, the Company shall give notice thereof to the predecessor Share Rights Agent and the transfer agent for the Ordinary Shares not later than the effective date of any such appointment.

6.2.3. Merger or Consolidation of Share Rights Agent. Any corporation into which the Share Rights Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Share Rights Agent shall be a party shall be the successor Share Rights Agent under this Agreement without any further act.

6.3. Fees and Expenses of Share Rights Agent.

6.3.1. Remuneration. The Company agrees to pay the Share Rights Agent reasonable remuneration for its services as such Share Rights Agent hereunder and will reimburse the Share Rights Agent upon demand for all expenditures that the Share Rights Agent may reasonably incur in the execution of its duties hereunder.

6.3.2. Further Assurances. The Company agrees to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Share Rights Agent for the carrying out or performing of the provisions of this Agreement.

6.4. Liability of Share Rights Agent.

6.4.1. Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Share Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chairman of the Board, the Chief Executive Officer, President, Chief Operating Officer, Executive Vice President, Chief Financial Officer or Secretary and delivered to the Share Rights Agent. The Share Rights Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

6.4.2. Indemnity. The Share Rights Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. Subject to Section 6.6, the Company agrees to indemnify the Share Rights Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Share Rights Agent in the execution of this Agreement except as a result of the Share Rights Agent’s fraud, gross negligence or intentional misconduct.

6.4.3. Exclusions. The Share Rights Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Share Right (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Share Right; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Agreement or any Share Right or as to whether any Ordinary Shares will, when issued, be valid and fully paid and nonassessable.

6.5. Acceptance of Agency. The Share Rights Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth.

6.6. Waiver. The Share Rights Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Share Rights Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

7. Miscellaneous Provisions.

7.1. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Share Rights Agent shall bind and inure to the benefit of their respective successors and assigns.

7.2. Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Share Rights Agent or by the holder of any Share Right to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Share Rights Agent), as follows:

Essential Minerals Acquisition Corp

500 W. 2nd Street, Suite 1900

Austin, Texas 78701

Attn: Matthew Hayes

with a copy to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attn: Stuart Neuhauser, Esq.

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Share Right or by the Company to or on the Share Rights Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Share Rights Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attn: Compliance Department

7.3. Applicable Law and Exclusive Forum. The validity, interpretation and performance of this Agreement and of the Share Rights shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement, including under the Securities Act, shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 7.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in the Share Rights shall be deemed to have notice of and to have consented to the forum provisions in this Section 7.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any Share Rights holder, such Share Rights holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such Share Rights holder in any such enforcement action by service upon such Share Rights holder’s counsel in the foreign action as agent for such Share Rights holder.

7.4. Persons Having Share Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Share Rights, any right, remedy or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Share Rights.

7.5. Examination of this Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Share Rights Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Share Right. The Share Rights Agent may require any such holder to submit his, her or its Share Right for inspection by it.

7.6. Counterparts; Electronic Signatures. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered irrevocable originally executed counterparts of this Agreement.

7.7. Effect of Headings. The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

7.8. Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders in any material respect. All other modifications or amendments shall require the written consent or vote of the Registered Holders of at least 50% of the then-outstanding Public Share Rights, to make any change that adversely affects the interests of the Registered Holders of Public Share Rights in any material respects and, solely with respect to any amendment to the terms of the Private Share Rights or Working Capital Share Rights or any provision of this Agreement with respect to the Private Share Rights or Working Capital Share Rights (including, for the avoidance of doubt, the forfeiture or cancellation of any Private Share Rights or Working Capital Share Rights), 50% of the number of then outstanding Private Share Rights (including the vote or written consent of the Representative) and Working Capital Share Rights.

7.9. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and year first above written.

ESSENTIAL MINERALS ACQUISITION CORP

By:
	Name:	Matthew Hayes
	Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to Share Rights Agreement]

EXHIBIT A

Form of Share Right

NUMBER	RIGHTS

________R

ESSENTIAL MINERALS ACQUISITION CORP

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP [ ]

THIS CERTIFIES THAT, for value received

_____________is the registered holder of a right or rights (the “Share Right” or “Share Rights,” respectively) to receive one-tenth of one Class A ordinary share, par value $0.0001 per share (“Ordinary Shares”), of Essential Minerals Acquisition Corp (the “Company”) for each Share Right evidenced by this Share Right Certificate on the Company’s completion of an initial business combination (as defined in the prospectus relating to the Company’s initial public offering (“Prospectus”) upon surrender of this Share Right Certificate pursuant to the Share Rights Agreement (the “Share Rights Agreement”) between the Company and Continental Stock Transfer & Trust Company (the “Share Rights Agent”). In no event will the Company be required to net cash settle any Share Right.

Upon liquidation of the Company in the event an initial business combination is not consummated during the required period as identified in the Company’s Amended and Restated Memorandum and Articles of Association, as the same may be amended from time to time, the Share Right(s) shall expire and be worthless. The holder of a Share Right or Share Rights shall have no right or interest of any kind in the Company’s trust account (as defined in the Prospectus).

Upon due presentment for registration of transfer of the Share Right Certificate at the office or agency of the Share Rights Agent, a new Share Right Certificate or Share Right Certificates of like tenor and evidencing in the aggregate a like number of Share Rights shall be issued to the transferee in exchange for this Share Right Certificate, without charge except for any applicable tax or other governmental charge.

The Company and the Share Rights Agent may deem and treat the registered holder as the absolute owner of this Share Right Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any conversion hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Share Rights Agent shall be affected by any notice to the contrary.

Holders of a Share Right or Share Rights are not entitled to any of the rights of a shareholder of the Company.

Dated:
Secretary	[Corporate Seal]	Chief Executive Officer
2026

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM –	as tenants in common	UNIF GIFT MIN ACT-_____Custodian_____
TEN ENT –	as tenants by the entireties	(Cust) (Minor)
JT TEN –	as joint tenants with right of survivorship and not as tenants in common Act	under Uniform Gifts to Minors Act _____________ (State)

Additional Abbreviations may also be used though not in the above list.

ESSENTIAL MINERALS ACQUISITION CORP

The Company will furnish without charge to each shareholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Company and the qualifications, limitations or restrictions of such preferences and/or rights. This certificate and the rights represented thereby are issued and shall be held subject to all the provisions of the Share Rights Agreement, and all amendments thereto, to all of which the holder of this certificate by acceptance hereof assents.

For value received,___________________________ hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

Rights represented by the within Certificate, and do hereby irrevocably constitute and appoint

Attorney to transfer the said Rights on the books of the within named Company with full power of substitution in the premises.

Dated ___________

Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).